W02-SD:6RW1\51357206.2     -1-






                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM 8-K
                             ----------------------

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

    Date of Report (Date of Earliest Event Reported): SEPTEMBER 14, 2005
                              (SEPTEMBER 8, 2005)

                                 SPACEDEV, INC.
               (Exact Name of Registrant as Specified in Charter)

           COLORADO                 000-28947                   84-1374613
  (State or Other Jurisdiction                                 (IRS Employer
     of Incorporation)         (Commission File Number)      Identification No.)

              13855 STOWE DRIVE, POWAY, CALIFORNIA          92064
             (Address of Principal Executive Offices)     (Zip Code)

       Registrant's Telephone Number, Including Area Code: (858) 375-2030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

                                       PAGE




ITEM  1.01.  ENTRY  INTO  A  MATERIAL  DEFINITIVE  AGREEMENT.

     On September 8, 2005, SpaceDev, Inc. ("SpaceDev") made a secured loan in the principal amount of $1.2 million to Starsys Research Corporation
("Starsys"), a design, engineering, and manufacturing company located in Boulder, Colorado that provides mechanical systems to the aerospace industry. The loan accrues interest at 8% per annum and matures on December 31, 2005 or earlier in certain circumstances. No principal or interest payments are due before maturity. The maturity date may be accelerated upon the occurrence of certain events of default. The loan is secured by a security interest in all of the assets of Starsys, subject to an intercreditor agreement with Vectra Bank Colorado, National Association ("Vectra"), described below.

     In connection with making the loan, SpaceDev entered into an exclusivity agreement with Starsys which provides that Starsys will not discuss a material sale of its assets, a material sale of its stock, a merger, or similar transaction with any other party until October 31, 2005. Prior to completion of the loan described above, SpaceDev and Starsys entered into a non-binding letter of intent concerning a transaction of the nature described in the exclusivity agreement. The structure and economic terms of a potential transaction, however, remain subject to further negotiations and due diligence by both parties, and neither party is obligated to proceed with a potential transaction on any particular terms or at all.

     In addition, Starsys has agreed to pay SpaceDev a placement agent fee and to reimburse SpaceDev's expenses in the aggregate amount of $120,000. This amount was capitalized and added to the principal balance of the note evidencing the loan. SpaceDev has agreed to forgive this amount if SpaceDev unilaterally or with the agreement of Starsys withdraws from negotiations regarding a potential transaction between the parties, if such a potential transaction closes before October 31, 2005 or if the parties cannot obtain necessary governmental approvals for such a potential transaction.

     Starsys must use the proceeds of the loan to make a progress payment on the outstanding principal balance of certain loans in the aggregate principal amount of approximately $5.8 million made by Vectra to Starsys under a secured revolving credit and term loan agreement, which payment was due under a forbearance agreement between Starsys and Vectra.

     In connection with the loan by SpaceDev to Starsys, SpaceDev, Starsys and Vectra also entered into an intercreditor agreement, under which Vectra and SpaceDev agree to the allocation of any payments from Starsys or proceeds from collateral that SpaceDev or Vectra receives related to their respective loans, other than regular payments of principal and interest. These funds are first used for collection and insurance expenses, next to repay any funds advanced by Vectra after September 8, 2005, and next pro rata among Vectra and SpaceDev based on the respective outstanding principal, due interest and other liabilities outstanding under the respective loan documents. Vectra retains a first priority security interest in all of the assets of Starsys and acts as SpaceDev's collateral agent. Under the intercreditor agreement, so long as Vectra is the collateral agent, SpaceDev may not take any action to collect on its loan to Starsys except to file a proof of claim in a Starsys bankruptcy proceeding or to request Vectra, as its collateral agent, to take collection efforts after SpaceDev's loan becomes due. SpaceDev may terminate Vectra as collateral agent only if Vectra fails to accelerate SpaceDev's loan to Starsys

                                     PAGE

by January 31, 2006 or refuses to foreclose on SpaceDev's loan by or after March 31, 2006. SpaceDev may not pledge, sell or otherwise transfer its loan without Vectra's consent. There can be no assurance that Starsys will be able to repay the loan or that SpaceDev can otherwise recover on its investment in Starsys.


                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         SPACEDEV, INC.
Date:  September  14,  2005              By:     /s/  RICHARD  B.  SLANSKY
                                                ------------------------------
                                         Richard  B.  Slansky
                                         President  &  Chief  Financial  Officer